                                 EXHIBIT 12.1

                          ROTECH MEDICAL CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 (IN THOUSANDS OF DOLLARS, EXCEPT RATIO DATA)
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
                                                                                                     Nine Months Ended
                                                      Year ended July 31                                 April 30
                                        1991       1992       1993       1994       1995             1995        1996
                                   ----------------------------------------------------------    -------------------------
Income (loss) from
    continuing operations
    before income taxes               $3,404      $5,689     $8,083    $10,776     $20,946          $14,456    $23,052

Add:
    Interest charges                     610         305         76         67         835              763      3,098
                                    --------    --------   --------   --------    --------         --------   --------
Income available
    for fixed charges                 $4,014      $5,994     $8,159    $12,843     $21,781          $15,219    $26,150
                                    ========    ========   ========   ========    ========         ========   ========
Fixed charges
    Interest expense                     610         305         76         67         835              763      3,098

Interest component
    of rent expense                        0           0          0          0           0                0          0
                                    --------    --------   --------   --------    --------         --------   --------
Total fixed charges                     $610        $305        $76        $67        $835             $763     $3,098
                                    ========    ========   ========   ========    ========         ========   ========
Ratio of earnings to
    fixed charges                      6.58x      19.65x    107.03x    192.62x      26.07x           19.94x      8.44x
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